Exhibit 10.1
May 23, 2014

David T. Pickens
808 Main Street
Windermere, FL 34786

Dear Dave,

Thank you for your contributions to the Company during your years of service to Darden. This Agreement will confirm the termination of active employment from one or more subsidiaries of Darden Restaurants, Inc. (Darden Restaurants, Inc. and its subsidiaries hereinafter referred to as the “Company”) on May 25, 2014 (the “Separation Date”). You will be placed on a leave of absence until November 22, 2015 (the “Payment Termination Date”), and you will receive the separation benefits described below from the Separation Date until the Payment Termination Date. This letter sets forth our mutual understanding of the terms of your separation. The Company has offered you certain enhanced benefits and consideration on the terms outlined in this letter, which exceed the benefits and consideration to which you would otherwise be entitled.

1. This Agreement, (together with the Summary of Enhanced Separation Offer attached to this letter), will supersede all terms and provisions of any prior employment agreement, oral or written, between you and the Company (“Prior Agreement”) , except the Performance Stock Units Award Agreement and the Non-Qualified Stock Option Agreement. In case a dispute arises between either this Agreement and the Performance Stock Units Award Agreement and/or the Non-Qualified Stock Option Agreement, the Performance Stock Units Award Agreement and/or the Non-Qualified Stock Option Agreement will control. Except as provided herein, any Prior Agreement, with the exception of the Performance Stock Units Award Agreement and the Non-Qualified Stock Option Agreement, shall be of no further force and effect.

2. Until the Payment Termination Date, you cannot perform any services on behalf of the Company unless specifically requested to do so in writing by me. During this period, you shall not make any commitments or incur any expenses for or in the name of the Company without my express written authorization.

3. You will be entitled to the separation benefits listed below during the period from the Separation Date until the Payment Termination Date.

(a)
You will receive your regular gross base salary of $11,050.00 per week. However, you will not be entitled or eligible to receive any raises, be granted any stock options or performance stock units, or receive any bonus payments for fiscal 2015 or later. Except as required by law, you will not accrue, earn or be entitled to any vacation benefits, personal time or sick time, and any earned and accrued but unused vacation balance will be paid to you.

(b)
Unless specifically provided for in this Agreement, you will not be reimbursed for any expenses incurred after the Separation Date, and any outstanding business expenses incurred prior to the Separation Date must be submitted to the Company within the next 31 days.

(c)	You will be eligible to participate in the physical examination through the end of the calendar year and financial counseling benefits through the end of the calendar year 2015.

(d)
You will be eligible to participate in medical, dental, and vision coverage substantially similar to your coverage level on the Separation Date and according to the terms and conditions of the applicable benefit plan(s) and in accordance with practices and policies in effect on the Separation Date; provided, however, that in no event will you be entitled to participate in any life insurance, short-term disability coverage (including salary continuation) or long-term disability coverage. When medical insurance coverage ends as of the Payment Termination Date, you may elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In addition, you are eligible to enroll for yourself and your spouse in whatever “retiree medical plan,” if any, that is then maintained by the Company in accordance with the terms and conditions of the applicable retiree medical plan.

(e)
Except as specifically provided for herein, you will not be eligible to participate in benefit plans or programs sponsored by the Company after the Separation Date. You will not be eligible to participate in a qualified retirement plan sponsored by Darden Restaurants, Inc. and distribution from any qualified retirement plan will be made pursuant to the terms of the applicable plan. You may not defer any amounts into the FlexComp Plan; however, pursuant to the terms of that plan, you will receive a company award prorated through the Separation Date, and such company award will be paid to you when the company award is made.

(f)
Until the Payment Termination Date, you will continue to vest in stock options, restricted stock and performance stock units awarded prior to the date of this Agreement, in accordance with the terms of the applicable equity award Agreement, as if you were a regular, full-time employee. You may also exercise stock options subject to the terms of the grant. During the term of this Agreement, you understand that you may be subject to Darden Restaurants, Inc.’s window periods and agree to consult with the General Counsel’s office prior to trading Darden Restaurants, Inc. equity, including stock, stock options or stock units.

(g)	You may begin to use the outplacement benefits provided by the Company’s approved outplacement vendor.

4. You may keep your company automobile for four weeks following your Separation Date. Prior to that date, you may purchase the automobile at AMR market value (adjusted market value as provided by the leasing company), less a percent equal to 10% plus an additional 2% for each year of service, which will be included in your earnings as imputed income in accordance with applicable tax laws. If you do not purchase the car, you must return it to the Company within four weeks following your Separation Date.

5. In consideration of the Company’s covenants and agreements contained herein, you agree:

(a)	That the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. You further agree not to make, publish or cause to be published any public or private statement or comments disparaging or defaming Darden Restaurants, Inc., its subsidiaries or affiliates, Board of Directors or the management of those companies. You acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, competitors, vendors, and employees (past and present). You further understand and agree that this paragraph is a material provision of this agreement and that any breach of this paragraph shall be a material breach of this agreement, and that the Company would be irreparably harmed by violation of this provision.

(b)
That the terms and conditions of this Agreement and the events leading up to this Agreement are confidential and shall not be communicated by you to past, present or future employees of the Company or to third parties, except to your immediate family, accountant, tax preparer or attorney, or in any way whatsoever publicized, upon penalty of forfeiture of the consideration hereunder. You further agree not to disclose any other confidential or proprietary information of the Company or its affiliates, including Red Lobster, Olive Garden, Bahama Breeze, LongHorn Steakhouse, The Capital Grille, Seasons 52, Yard House or Eddie V’s to any third parties, and to hold the confidential information in confidence and not to use, transfer, or disclose the information, directly or indirectly to anyone.

(c)
That you are not eligible for reemployment or independent contractor status with the Company and hereby waive any claim of right to reemployment by the Company, including any of its subsidiaries or affiliates. You also agree that you are not now seeking and will not in the future seek employment or independent contractor status with the Company. You agree that if, for some reason, you are reemployed by the Company in any capacity, such employment will be immediately terminated upon the Company’s discovery of such employment. You further agree that upon the Company’s termination of such employment, you shall make no claim whatsoever as a result of such termination.

(d)
To notify the Company in writing, within five (5) business days of your acceptance, if you accept employment with any employer prior to the Payment Termination Date. Unless such employment violates your obligations hereunder, you will continue to receive the separation payments and benefits as set forth in this Agreement. Such notice shall specify the name and address of the employer and the date of acceptance and shall be delivered to the Company, care of the General Counsel.

(e)
That you will make yourself available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which you will provide to the Company, or its designated attorneys or agents, any and all information known to you regarding or relating to the Company or your activities on behalf of the Company pertaining to the subject matter on which your cooperation is sought. You agree to remain involved for so long as any such matters shall be pending.

(f)
You further agree that if you are ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then you will provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond. Nothing herein shall prevent you from cooperating with co-defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the company; however, you shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.

(g)	Non-Disclosure.

i)
During the course of your employment you have received some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities, (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by employee in furtherance of employee’s duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and, (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (all of which constitutes “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by employee concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

ii)
All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. For a period of five (5) years following the Separation Date, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party. Provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

iii)
You agree to promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports , computers, phones, personal digital assistants, books, records, videos, cards, keys, Company credit cards and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control (collectively “Company Property”). You agree to allow the Company, at its request, to verify return of Company Property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.

iv)	Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the applicable law relating to Trade Secrets.

(h)
Non-Competition. You agree that for a period of twenty-four (24) months following the Separation Date (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.

i)
Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

(i)
Non-Solicitation. You agree that you shall not at any time during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact during the last two years of your employment, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise.

(j)
Non-Recruitment. You agree that during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provision of this paragraph shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation.

(k)
Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood.

(l)
Survival of Covenants. The provisions and restrictive covenants in this Section of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section, prior to the commencement of any such affiliation or employment.

(m)
Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.

(n)
Forfeiture. In the event that you violate the terms of this Section, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, any and all rights to any payments or benefits under this Agreement, whether vested or unvested, shall be forfeited and extinguished.

(o)
That nothing in this Agreement shall be construed as an admission of liability by the Company or you; rather, we are resolving any and all matters and disputes regarding your employment and separation from the Company.

(p)	Release.

i)
You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company, its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, shareholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, “the Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to his employment and separation from employment with the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Equal Pay Act and any similar state law, including the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, Florida Statute §448.08 (and any other claim for unpaid wages or other compensation under Florida law), as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution, indemnification or attorneys’ fees; and any claims under any other federal, state or local law, including those not specifically listed in this Agreement, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement.

ii)
For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledges that this release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Agreement to the contrary, claims which cannot be released solely by private agreement. This release also excludes any claim for workers’ compensation benefits. Employee further acknowledges and agrees that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of this Agreement, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

iii)
You affirm, by signing this document, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Agreement, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

(q)
That in addition to all other applicable legal and equitable remedies available to the Company upon your breach of any provision of this Agreement, if you violate any provision of this Agreement, you will forfeit all compensation and benefits (whether paid or to be paid) under this Agreement, and the Company will be entitled to immediate injunctive relief. You authorize the Company to seek such relief in the state or federal court in Orange County, Florida, and you hereby waive all objections to venue and personal jurisdiction.

6.
You must return all Company Property to Daisy Ng by May 23, 2014. You also will provide any passwords or Personal Identification Numbers needed to access any Company Property such as electronic files or devices. The Company may, in its sole discretion, authorize you in writing to retain some or all such Company Property until a specified date, at which time you shall return all such Company Property to the Company.

7. You acknowledge:

(a)
That you were provided forty-five (45) full days during which to consider whether to sign this Agreement. If you have signed this Agreement prior to the expiration of the 45-day period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understands all of the terms of this Agreement.

(c)
That you understand that by signing this Agreement, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., as well as all rights to all claims described in Paragraph 3 of this Agreement, and that you are not waiving any rights arising after the date that this Agreement is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Agreement and the release it contains.

(e) That you understand fully the terms and effect of the Agreement and release and know of no claim that has not been released by this Agreement. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Agreement and release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

8.    This letter contains all the terms agreed upon between you and the Company regarding your employment and its termination, and except as specifically provided herein, supersedes all prior oral or written agreements, arrangements, and communications. This Agreement can only be amended in writing signed by you and the Company.

9.    Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.

10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Employee agrees that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.

11. All payments to you under the Agreement are subject to applicable tax and other deductions required by law.

12. If any portion of this Agreement is found to be void, the remainder will continue in full force and effect.

Dave, if this letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me. You have 7 days from the date of your acceptance of this Agreement to revoke it; if you do not revoke it within the 7-day period, it will become effective. Revocation must be made in writing and sent to Darden Restaurants, Inc., Attn: Daisy Ng, 1000 Darden Center Drive, Orlando, FL 32837.

Sincerely,

Clarence Otis
Chairman and Chief Executive Officer

BY:    /s/ Clarence Otis            May 23, 2014
Clarence Otis                Date

Read and agreed.

/s/ David T. Pickens            May 23, 2014
David T. Pickens            Date

I knowingly and voluntarily elected to forego waiting 21 days to execute this Release.

/s/ David T. Pickens            May 23, 2014
David T. Pickens            Date